Exhibit 10.28

ICO Global Communications (Holdings) Limited

2300 Carillon Point

Kirkland, WA 98033

Mr. Tim Bryan

4902 South Elizabeth Circle

Cherry Hills, Colorado 80113

Dear Tim:

We are pleased that you have agreed to accept the positions of Chief Executive Officer ICO Global Communications Holdings (Limited) and Chief Executive Officer of ICO North America, Inc. (collectively, “ICO”). You will have the rights, powers, duties and obligations as may be agreed upon from time to time. During the course of your employment with ICO you will devote your full business time and efforts to ICO; provided, that, nothing herein will prevent you from (i) participating in industry, trade, professional, charitable and community activities, (ii) serving on corporate, civic or charitable boards or committees as mutually agreed by us and you, and (iii) managing your personal investments and affairs, in each case so long as such activities do not conflict with ICO’s interests or interfere with the performance of your responsibilities to ICO. The starting date for this position and for the purposes of this Letter Agreement shall be November 1, 2005.

Base Salary and Annual Bonus

Your annual salary will be $550,000, less payroll taxes and required withholding, which will be paid to you in regular intervals in accordance with ICO’s customary payroll schedules for salaried employees, but in no event less frequently than twice each month. ICO currently has not put in place any cash bonus plan for you or your position, and has no present intention of putting in place such a plan, however, you will be considered for additional restricted stock and/or stock options in the future if and when the Compensation Committee of ICO considers such plans generally.

Stock Options

The Compensation Committee has approved the granting to you of an option to purchase 2,000,000 shares of ICO Global Class A Ordinary Shares (the “Option”), with an exercise price equal to the fair market value of the Class A Ordinary Shares on the date of grant (the “Grant Date”), such Option to be inclusive of any options you were to have received as a result of your membership on the ICO Board of Directors, as approved by the ICO Board on September 30, 2005. The Option will vest in equal annual installments on each of the first, second, third, and fourth anniversaries of the Grant Date. The Option will be evidenced by a standard stock option agreement approved by the Committee for the grant of other stock options under the ICO Global Stock Option Plan

(the “Plan”) and will be subject to the terms and conditions of the Plan.

Stock Grant

The Compensation Committee has approved the granting to you of 150,000 shares of ICO Global Restricted Class A Ordinary Shares (“Stock”) which Stock will be subject to forfeiture if you are not employed by ICO, with the risk of forfeiture terminating in equal installments on (i) the date that such shares could be traded as a result of ICO Class A shares being registered with the SEC under the Security Exchange Act of 1934, as amended (“Registration Date”); (ii) the first anniversary of the Registration Date; and (iii) the second anniversary of the Registration Date, and subject to the additional vesting provisions if you are terminated with “Cause,” as referred to below.

Employee Intellectual Property Agreement

As a condition of employment, you agree to execute and abide by the terms of the ICO Employee Intellectual Property Agreement, which contains an agreement not to compete against ICO during your employment and for a period following the termination of your employment equal to twelve (12) months or the duration of the “Severance Period” or “Change of Control Severance Period” as the case may be and as defined below, whichever period is longer.

Termination

Without Cause (no Change of Control)

If ICO terminates your employment without Cause, as defined below, other than in a situation involving a Change of Control, then you will be entitled to the following:

•                  a lump sum payment in an amount equal to the sum of (i) your base salary through the date of termination, (ii) vacation time not used as of the date of termination to the extent that such vacation time has been accrued during the calendar year of termination, calculated based upon your base salary at the date of termination, and (iii) business expenses reimbursable under this letter, in each case to the extent not theretofore paid.

In addition, ICO will provide the following severance benefits on the condition that you execute a separation agreement that contains a full release of claims, in a form acceptable to ICO:

•                  continuation of your base salary then in effect, payable in accordance with the normal payroll practices of ICO in effect on the date of termination, for a period of six (6) months (“Severance Period”); and

•                  continued vesting of all options granted to you under the Plan and all restricted shares through the Severance Period; provided, however, this provision does not supersede any Change of Control provisions for accelerated vesting of stock options under the Plan.

Without Cause After a Change in Control

If ICO experiences a “Change in Control” as that term is defined in the Plan and your employment is terminated without Cause within 6 months after the Change of Control, then you will be entitled to the following Change of Control severance benefits on the condition that you execute a separation agreement that contains a full release of claims, in a form acceptable to ICO:

•                  continuation of your base salary then in effect, payable in accordance with the normal payroll practices of ICO in effect on the date of termination, for a period of twenty four (24) months after the date of termination if such termination occurs during November 2005; such severance period will reduce by I month for every month subsequent to November 2005 until April 2007; and for any period during or after May 2007, the severance period shall be six (6) months (“Change of Control Severance Period.”)

For Cause

ICO may terminate your employment for Cause at any time upon written notice of such termination to you setting forth in reasonable detail the nature of such Cause. If ICO terminates your employment for Cause, or you resign, then you will be entitled to a lump sum in an amount equal to the sum of (i) your base salary through the date of termination, (ii) vacation time not used as of the date of termination to the extent that such vacation time has been accrued during the calendar year of termination, calculated based upon your base salary at the date of termination, and (iii) business expenses reimbursable under this letter, in each case to the extent not theretofore paid. In addition, upon termination of your employment by ICO for Cause, the Option granted to you, notwithstanding any prior vesting, will immediately terminate.

Definition of “Cause”

Solely for purposes of this letter, “Cause” will be deemed to have occurred upon the happening of any of the following: (i) any breach by you of any of the provisions of the ICO Employee Intellectual Property Agreement, (ii) your having been charged with a felony under the laws of the United States or any state thereof (other than a traffic violation), (iii) your act of fraud, theft, embezzlement, other material act of dishonesty or any material breach of fiduciary duty owed to ICO, (iv) your willful failure to perform, or gross neglect in the performance of, your lawful duties and responsibilities to ICO (other than as a result of “Disability” as defined below), and (v) your agreement to settle any charges brought against you by the Securities and Exchange Commission with respect to any act or omission by you, which charges involve an allegation of fraud or, in the good faith opinion of the Board, would reasonably likely to have resulted in a conviction had the matter proceeded.

Definition of “Disability”

For purposes of this Agreement, “Disability” will mean a medically diagnosed physical or mental impairment that that renders Executive incapable of performing the duties required under this Agreement for a period of time that is reasonably expected to exceed 8 weeks. ICO, acting in good faith, will make the final determination of whether Executive has a Disability and, for purposes of making such determination, may require Executive to submit himself to a physical examination by a physician mutually-agreed upon by the Executive and ICO.

Benefits: Vacation; Expenses: Relocation

You will have the right to participate in and to receive benefits from all present and future life, accident, disability, medical, pension and savings plans and all similar benefits made available generally to executives of ICO. The amount and extent of benefits to which you are entitled will be governed by the specific benefit plan, as it may be amended from time to time.

You will be entitled to four weeks of paid vacation per year or such longer period as may be provided by ICO. Such vacation will be taken at such times and intervals as will be determined by you, subject to the reasonable business needs of ICO. You will not be entitled to defer more than two weeks’ vacation time not taken to a later calendar year.

ICO will pay or reimburse you promptly for all reasonable expenses and other disbursements incurred or paid by you in the performance of your duties and responsibilities to ICO, including those incurred or paid in connection with business related travel, telecommunications and entertainment, subject to reasonable substantiation by you in accordance with ICO’s policies.

Furthermore, ICO will reimburse you for the following categories of expenses incurred in connection with your relocation to Reston, Virginia, provided that such expenses are both reasonable and mutually agreed to in advance of being incurred: (i) round-trip coach airfare for two trips for you and your family to travel to/from Reston to locate suitable housing and schools; (ii) temporary living expenses in Reston for you and your family for a period of no longer than 4 months; (iii) costs to sell your primary residence in Colorado, including but not limited to brokerage fees and commissions, attorney fees, or recordation or other costs OR if you choose to not sell your primary residence in Colorado, any costs to acquire and then ultimately sell your new primary residence in Reston including but not limited to brokerage fees and commissions, attorney fees, or recordation or other costs; (iv) the cost to move and ship any household goods and automobiles to Reston, upon presentation of estimates from multiple moving companies if requested by ICO; (v) a tax gross up if necessary under IRS regulations if the reimbursement of moving expenses is reported as income to you.

Arbitration of Claims

You hereby acknowledge and agree that, except as provided below, all disputes concerning your employment with ICO, the termination thereof, the breach by either party of the terms of this letter or any other matters relating to or arising from your employment with ICO will be resolved in binding arbitration in a proceeding in Seattle, Washington, administered by and under the rules and regulations of National Rules for the Resolution of Employment Disputes of the American Arbitration Association. This means that the parties agree to waive their rights to have such disputes or claims decided in court by a jury. Instead, such disputes or claims will be resolved by an impartial AAA arbitrator. Both parties and the arbitrator will treat the arbitration process and the activities that occur in the proceedings as confidential.

The arbitration procedure will afford Executive and ICO the full range of statutory remedies. Executive and Employer will be entitled to discovery sufficient to adequately arbitrate their claims, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In order for any judicial review of the arbitrator’s decision to be successfully accomplished, the arbitrator will issue a written decision that will decide all issues submitted and will reveal the essential findings and conclusions on which the award is based. The party that is not the substantially prevailing party, which determination shall be made by the arbitrator in the event of ambiguity, shall be responsible for paying for the arbitration filing fee and the arbitrator’s fees.

Nothing contained in this section will limit ICO’s right to seek equitable relief in any court of competent jurisdiction in respect of the matters set forth in the “ICO Employee Intellectual Property Agreement.”

Employment At Will

By signing this letter, you understand and agree that your employment with ICO is at-will. Therefore, your employment can terminate, with or without Cause, and with or without notice, at any time, at your option or ICO’s option, and ICO can terminate or change all other terms and conditions of your employment, with or without Cause, and with or without notice, at any time, in all cases subject to the other terms and conditions of this letter. This at-will relationship will remain in effect throughout your employment with ICO or any of its subsidiaries or affiliates. The at-will nature of your employment, as set forth in this paragraph, can be modified only by a written agreement signed by both ICO’s Chairman of the Board of Directors and you which expressly alters it. This at-will relationship may not be modified by any oral or implied agreement, or by any policies of ICO, practices or patterns of conduct.

Entire Agreement

This letter, any stock option agreement between you and ICO, and the ICO Employee Intellectual Property Agreement constitute the entire agreement, arrangement and understanding between you and ICO on the nature and terms of your employment with ICO. This letter supersedes any prior or contemporaneous agreement, arrangement or understanding on this subject matter, except, subject to the third succeeding sentence, for any stock option agreement between you and ICO. By executing this letter as provided below, you expressly acknowledge the termination of any such prior agreement, arrangement or understanding. Also, by your execution of this letter, you affirm that no one has made any written or verbal statement that contradicts the provisions of this letter. In the event of any inconsistency between the terms contained in this letter and the terms contained in any stock option agreement between you and ICO, the terms contained in this letter will control, such that the provisions regarding vesting or termination contained in your stock option agreements will be superseded by the provisions of this letter to the extent of any conflict In addition, the noncompetition and other covenants contained in the ICO Employee Intellectual Property Agreement will also supersede the provisions of any other similar covenant contained in your stock option agreement to the extent of any conflict.

We hope that you will accept this offer and look forward to working with you.

Sincerely,

ICO Global Communications (Holdings) Limited

	By:	/s/ Craig McCaw
Name: Craig McCaw
Title: Chairman

Signature of Acceptance:
/s/ Tim Bryan
Tim Bryan